Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

GATOS SILVER REPORTS SECOND QUARTER 2024 RESULTS

Vancouver, BC — August 6, 2024 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today announced its second quarter 2024 financial and operating results. The Company will host an investor and analyst call on August 7, 2024, details of which are provided below.

The Company has a 70% interest in the Los Gatos Joint Venture (“LGJV”), which in turn owns the Cerro Los Gatos (“CLG”) mine in Mexico. Production for the second quarter of 2024 was previously disclosed on July 9, 2024. The Company’s reporting currency is US dollars.

Dale Andres, CEO of Gatos Silver, commented: “The LGJV generated record revenue and free cash flow in quarter, reflecting significantly lower unit operating costs and higher metal prices combined with the strong previously reported production at CLG. The LGJV has distributed $95 million to its partners so far this year through July, with our share being $66.5 million.

“We remain on track to achieve 2024 production and cost guidance and we continue to expect that our updated life of mine plan scheduled for the third quarter of 2024 will further extend CLG’s mine life. We are also continuing to follow-up on the exciting initial exploration results we announced on July 23, as we continue to advance our district exploration program.”

Summary

LGJV Q2 2024 results compared to Q2 2023 (100% basis):

•	Record revenue of $94.2 million, up 62% from $58.3 million

•	Cost of sales $32.0 million, up 24% from $25.8 million
•	Record net income $20.5 million, up from $0.7 million
•	Record EBITDA $54.1 million[1], up 101% from $27.0 million
•	Record cash flow from operations of $54.5 million, up 59% from $34.3 million
•	Record free cash flow $40.8 million[1], up 107% from $19.7 million
•	Silver production 2.30 million ounces, up 15% from 2.00 million ounces
•	Silver equivalent production of 3.88 million ounces[2], up 18% from 3.30 million ounces
•	By-product AISC of $6.57[1] per ounce of payable silver, down 54% from $14.32
•	Co-product AISC of $15.26[1] per ounce of payable silver, down 13% from $17.55

Gatos Silver Q2 2024 results compared to Q2 2023:

•	Net income of $9.2 million, up from net loss of $3.6 million
•	Basic and diluted earnings per share of $0.13, up from loss of $0.05
•	EBITDA of $8.2 million[1], up from a $3.5 million loss
•	Cash flow provided by operating activities and free cash flow of $11.8 million[1], compared to cash flow used by operating activities and free cash outflow of $3.8 million[1]

1 See “Non-GAAP Financial Measures” below.

2 See definition of silver equivalent production below

At the LGJV, the 62% increase in revenue in Q2 2024, compared to the same quarter in 2023, was primarily attributable to higher sales volumes and higher realized metal prices after final settlement adjustments. Cost of sales increased by 24% primarily due to a 29% increase in concentrate sales volumes and the associated increase in mining and milling rates. Site operating unit costs of $101.28/t milled were 3% lower than in Q2 2023. By-product AISC1 per ounce of payable silver decreased to $6.57 primarily due to significantly higher by-product production and sales volumes, further supported by lower sustaining capital1 expenditures during the quarter.

For Gatos Silver, higher net income, earnings per share and EBITDA1 for Q2 2024 were primarily attributable to the higher equity income from the LGJV. This was partially offset by an increase in general and administrative expenses, mainly due to higher non-cash stock-based compensation expenses of $1.6 million and higher legal and consulting expenses which are not expected to be recurring beyond 2024.

As of June 30, 2024, the Company had a cash balance of $82.5 million, up 17% from $70.6 million at the end of March 2024. The increase in cash was due to receipt of a $17.5 million capital distribution during the second quarter. On July 29, 2024, which was subsequent to the quarter end, the LGJV made a capital distribution to its partners of $40.0 million of which the Company received $28.0 million. As of July 31, 2024, the Company had a cash balance of $108.9 million and the LGJV had a cash balance of $24.4 million. The Company continues to be debt free with $50.0 million available under the revolving credit facility.

Financial and Operating Results

Below is select operational and financial information for the three and six months ended June 30, 2024 and 2023. For a detailed discussion of financial and operating results refer to the Form 10-Q for the three months ended June 30, 2024, filed on August 6, 2024 on both the EDGAR and SEDAR+ systems and posted on the Company’s website at https://gatossilver.com.

Los Gatos Joint Venture

LGJV 100% Basis Selected Financial Information (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except where otherwise stated)	2024	2023	2024	2023
Revenue	$94.2	$58.3	$166.4	$128.1
Cost of sales	32.0	25.8	62.7	51.8
Royalties and duties	0.7	0.3	1.0	0.7
Exploration	1.6	0.7	3.0	1.1
General and administrative	4.1	4.4	8.4	8.3
Depreciation, depletion and amortization	20.8	22.0	41.1	42.8
Other expense (income)	2.0	(0.4)	2.2	(0.9)
Income tax expense	12.5	4.7	17.3	10.7
Net income and comprehensive income[2]	$20.5	$0.7	$30.7	$13.4
Sustaining capital[1]	$11.4	$13.1	$20.3	$20.7
Resource development drilling expenditures[1]	$1.9	$4.0	$5.1	$7.0
EBITDA[1]	$54.1	$27.0	$89.3	$66.6
Cash provided by operating activities	$54.5	$34.3	$91.8	$74.4
Free cash flow[1]	$40.8	$19.7	$66.3	$48.4

Operating Results (CLG 100% Basis)
Tonnes milled (dmt)	294,869	265,342	586,983	525,770
Tonnes milled per day (dmt)	3,240	2,916	3,225	2,905
Average Grades

Silver grade (g/t)	273	265	279	296
Zinc grade (%)	4.55	4.00	4.27	3.96
Lead grade (%)	2.06	1.85	1.92	1.86
Gold grade (g/t)	0.29	0.26	0.29	0.28
Production - Contained Metal
Silver ounces (millions)	2.30	2.00	4.67	4.43
Zinc pounds – in zinc conc. (millions)	19.1	14.8	34.9	28.9
Lead pounds – in lead conc. (millions)	12.0	9.7	22.2	19.1
Gold ounces – in lead conc. (thousands)	1.36	1.20	2.75	2.58
Silver equivalent ounces (millions)[2]	3.88	3.30	7.58	6.99
Co-product cash cost per ounce of payable silver equivalent[1]	$11.83	$12.72	$11.70	$11.49
By-product cash cost per ounce of payable silver[1]	$0.96	$7.10	$3.66	$4.66
Co-product AISC per ounce of payable silver equivalent[1]	$15.26	$17.55	$14.73	$14.94
By-product AISC per ounce of payable silver[1]	$6.57	$14.32	$8.42	$9.80

Sales volumes by payable metal
Silver ounces (millions)	2.03	1.81	4.27	4.03
Zinc pounds – in zinc conc. (millions)	15.9	11.7	29.6	23.7
Lead pounds – in lead conc. (millions)	11.0	9.0	21.0	17.9
Gold ounces – in lead conc. (thousands)	0.97	0.93	2.15	2.06
Copper pounds – in lead conc. (millions)	0.03	—	0.10	—

Average realized price by payable metal
Average realized price per silver ounce[4]	$29.00	$24.11	$25.80	$25.48
Average realized price per zinc pound[4]	$1.53	$0.99	$1.32	$1.21
Average realized price per lead pound[4]	$0.96	$0.92	$0.91	$0.99
Average realized price per gold ounce[4]	$2,200	$1,817	$2,057	$1,801
Average realized price per copper pound[4]	$3.74	$—	$3.83	$—

1 See Non-GAAP Financial Measures below

2 Totals may not add up due to rounding

3 Silver equivalent production for 2024 is calculated using prices of $23/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,800/oz gold to “convert” zinc, lead and gold production contained in concentrate to “equivalent” silver ounces (contained metal, multiplied by price, divided by silver price). For 2023, silver equivalent production was calculated using prices of $22/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,700/oz gold. For comparative purposes, the calculated silver equivalent production for the three and six months ended June, 2023 would be 3.24 million ounces and 6.89 million ounces, respectively, using price assumptions for 2024.

4 Realized prices include the impact of final settlement adjustments from sales

Gatos Silver, Inc.

Selected Financial Information (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except where otherwise stated)	2024	2023	2024	2023
General and Administrative	$7.9	$6.1	$14.8	$11.7
Total expenses	7.9	6.1	14.9	11.8
Equity income in affiliates	14.5	1.5	21.8	6.5
Other income, net	2.7	1.1	5.0	2.5
Total net other income	17.2	2.6	26.8	9.0
Net income (loss) and comprehensive income (loss)[2]	$9.2	$(3.6)	$11.7	$(2.8)
Net income (loss) and comprehensive income (loss) per share (basic and diluted)	$0.13	$(0.05)	$0.17	$(0.04)

EBITDA[1]	$8.2	$(3.5)	$10.0	$(2.6)
Cash provided (used) by operating activities	$11.8	$(3.8)	$26.9	$(7.9)
Free cash flow[1]	$11.8	$(3.8)	$26.9	$(7.9)

1 See Non-GAAP Financial Measures below

2 Totals may not add up due to rounding

2024 Guidance (CLG 100% basis)

Gatos Silver continues to expect plant throughput in 2024 to average in the top half of our previously announced guidance range of 3,000 and 3,300 tonnes processed per day and compares to 2,935 tonnes per day in 2023. Mine debottlenecking efforts are continuing to help achieve our medium-term target of sustaining 3,500 tonnes per day beyond 2024, or 40% above original design capacity.

We continue to expect both silver equivalent and silver production to be in the top half of our previously announced guidance ranges of 13.5 to 15.0 million ounces and 8.4 to 9.2 million ounces respectively for the full year in 2024, and full year co-product and by-product AISCs to remain in the lower half of our original guidance ranges of $14.00 to $16.00 per ounce of payable silver equivalent and $9.50 to $11.50 per ounce of payable silver.

Financial Results Webcast and Conference Call

Investors and analysts are invited to attend the financial results webcast and conference call as follows:

Date: Wednesday, August 7, 2024

Time: 11:00 a.m. ET

Listen-Only Webcast: https://events.q4inc.com/attendee/924567096

Direct Event Registration Link (for Analysts only): https://registrations.events/direct/Q4I98433134

An archive of the webcast will be available on the Company’s website at: https://gatossilver.com within 24 hours.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture (“LGJV”), the Company is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district. The LGJV includes approximately 103,000 hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Anthony (Tony) Scott, P.Geo., Senior Vice President of Corporate Development and Technical Services of Gatos Silver who is a “Qualified Person” as defined in S-K 1300 and NI 43-101.

Non-GAAP Financial Measures

We use certain measures that are not defined by GAAP to evaluate various aspects of our business. These non-GAAP financial measures are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

Cash Costs and All-In Sustaining Costs

Cash costs and all-in sustaining costs (“AISC”) are non-GAAP measures. AISC was calculated based on guidance provided by the World Gold Council (“WGC”). WGC is not a regulatory industry organization and does not have the authority to develop accounting standards for disclosure requirements. Other mining companies may calculate AISC differently as a result of differences in underlying accounting principles and policies applied, as well as definitional differences of sustaining versus expansionary (i.e. non-sustaining) capital expenditures based upon each company’s internal policies. Current GAAP measures used in the mining industry, such as cost of sales, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that cash costs and AISC are non-GAAP measures that provide additional information to management, investors and analysts that aid in the understanding of the economics of the Company’s operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

Cash costs include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, treatment and refining costs, general and administrative costs, royalties and mining production taxes. AISC includes total production cash costs incurred at the LGJV’s mining operations plus sustaining capital expenditures. The Company believes this measure represents the total sustainable costs of producing silver from current operations and provides additional information of the LGJV’s operational performance and ability to generate cash flows. As the measure seeks to reflect the full cost of silver production from current operations, new project and expansionary capital at current operations are not included. Certain cash expenditures such as exploration, new project spending, tax payments, dividends, and financing costs are not included.

EBITDA

Management uses earnings before interest, income tax, depreciation, depletion and amortization (“EBITDA”) to evaluate the Company’s operating performance, to plan and forecast its operations, and assess leverage levels and liquidity measures. The Company believes the use of EBITDA reflects the underlying operating performance of our core mining business and allows investors and analysts to compare results of the Company to similar results of other mining companies. EBITDA do not represent, and should not be considered an alternative to, net income (loss) or cash flow from operations as determined under GAAP.

Free Cash Flow

Management uses free cash flow as a non-GAAP measure to analyze cash flows generated from operations. Free cash flow is cash provided by (used in) operating activities less cash flow from (used in) investing activities, as presented on the condensed consolidated statements of cash flows. The Company believes free cash flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although free cash flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of free cash flow is not necessarily comparable to such other similarly titled captions of other companies.

Reconciliation of GAAP to non-GAAP measures

The table below presents a reconciliation between the most comparable GAAP measure of the LGJV’s expenses to the non-GAAP measures of (i) cash costs, (ii) cash costs, net of by-product credits, (iii) co-product AISC and (iv) by-product AISC for our operations.

CLG 100% Basis Financial	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except where otherwise stated)	2024	2023	2024	2023
Expenses	$59,180	$53,215	$116,193	$104,839
Depreciation, depletion and amortization	(20,821)	(22,027)	(41,077)	(42,846)
Exploration[1]	(1,601)	(657)	(2,972)	(1,120)
Treatment and refining costs[2]	2,339	3,917	6,296	8,072
Cash costs (A)	$39,097	$34,448	$78,440	$68,945
Sustaining capital[3]	11,357	13,100	20,301	20,742
Co-product AISC (B)	$50,454	$47,548	$98,741	$89,687
By-product credits[4]	(37,144)	(21,574)	(62,818)	(50,161)
AISC, net of by-product credits (C)	$13,310	$25,974	$35,923	$39,526
Cash costs, net of by-product credits (D)	$1,953	$12,874	$15,622	$18,784

Payable ounces of silver equivalent[5] (E)	3,306	2,709	6,703	6,002
Co-product cash cost per ounce of payable silver equivalent (A/E)	$11.83	$12.72	$11.70	$11.49
Co-product AISC per ounce of payable silver equivalent (B/E)	$15.26	$17.55	$14.73	$14.94

Payable ounces of silver (F)	2,025	1,814	4,268	4,033
By-product cash cost per ounce of payable silver (D/F)	$0.96	$7.10	$3.66	$4.66
By-product AISC per ounce of payable silver (C/F)	$6.57	$14.32	$8.42	$9.80

1 Exploration costs are not related to current mining operations.

2 Represent reductions on customer invoices and are included in revenue of the LGJV combined statement of operations and comprehensive income.

3 Sustaining capital excludes resource development drilling costs related to resource development drilling of the South- East Deeps zone.

4 By-product credits reflect realized metal prices of zinc, lead and gold for the applicable period, which includes any final settlement adjustments from prior periods.

5 Silver equivalents utilize the average realized prices during the six months ended June 30, 2024, of $25.80/oz silver, $1.32/lb zinc, $0.91/lb lead, $2,057/oz gold and $3.83/lb copper and the average realized prices during the three months ended June 30, 2024, of $29.00/oz silver, $1.53/lb zinc, $0.96/lb lead and $2,200/oz gold and $3.74/lb copper. Silver equivalents utilize the average realized prices during the six months ended June 30, 2023, of $25.48/oz silver, $1.21/lb zinc, $0.99/lb lead and $1,801/oz gold and the average realized prices during the three months ended June 30, 2023, of $24.11/oz silver, $0.99/lb zinc, $0.92/lb lead and $1,817/oz gold. The average realized prices are determined based on revenue inclusive of final settlements.

The following table provides a breakdown of cash flows used by investing activities of the LGJV and a reconciliation of sustaining capital and resource development drilling to that measure:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Cash flow used by investing activities	$13,729	$14,626	$25,557	$25,992
Sustaining capital	11,357	13,100	20,301	20,742
Resource development drilling	1,885	4,041	5,107	7,047
Materials & supplies	—	914	—	1,426
Change in capital-related accounts payable	487	(3,429)	149	(3,223)
Total	$13,729	$14,626	$25,557	$25,992

The table below reconciles EBITDA, a non-GAAP measure to net income (loss) and comprehensive income (loss) for the Company:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Net income (loss) and comprehensive income (loss)	$9,156	$(3,593)	$11,688	$(2,758)
Interest expense	—	183	—	347
Interest income	(1,117)	(126)	(1,884)	(287)
Income tax expense	129	—	172	—
Depreciation, depletion and amortization	3	34	7	71
EBITDA	$8,171	$(3,502)	$9,983	$(2,627)

The table below reconciles of EBITDA, a non-GAAP measure, to the LGJV’s net income and comprehensive income:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Net income and comprehensive income	$20,487	$746	$30,659	$13,447
Interest expense	554	15	749	141
Interest income	(270)	(555)	(543)	(555)
Income tax expense	12,544	4,741	17,319	10,698
Depreciation, depletion and amortization	20,821	22,027	41,077	42,846
EBITDA	$54,136	$26,974	$89,261	$66,577

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided (used) by operating activities operating activities for the Company, which the Company believes to be the GAAP financial measure most directly comparable to free cash flow.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Net cash provided (used) by operating activities	$11,799	$(3,762)	$26,935	$(7,865)
Net cash used by investing activities	—	—	—	—
Free cash flow	$11,799	$(3,762)	$26,935	$(7,865)

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities for the LGJV.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$54,483	$34,321	$91,808	$74,365
Net cash used by investing activities	(13,729)	(14,626)	(25,557)	(25,992)
Free cash flow	$40,754	$19,695	$66,251	$48,373

Please see Appendix A for the unaudited condensed consolidated balance sheets of the Company and the LGJV as of June 30, 2024 and December 31, 2023, the related unaudited condensed consolidated statements of income (loss) and comprehensive income (loss) of the Company, unaudited combined statements of operations and comprehensive income of the LGJV for the three and six months ended June 30, 2024 and 2023, and unaudited statements of cash flows for the six months ended June 30, 2024 and 2023.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding prospective exploration, timing of an updated life of mine plan, guidance for 2024 including processing rates, production and AISC are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

André van Niekerk

Chief Financial Officer

investors@gatossilver.com

(604) 424 0984

APPENDIX A

GATOS SILVER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
(US$ in thousands)	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$82,476	$55,484
Related party receivables	155	560
Other current assets	1,593	22,642
Total current assets	84,224	78,686
Non-Current Assets
Investment in affiliates	305,228	321,914
Deferred tax assets	200	266
Other non-current assets	382	38
Total Assets	$390,034	$400,904
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and other accrued liabilities	$8,938	$33,357
Non-Current Liabilities
Lease liability	218	—
Stockholders’ Equity
Common Stock, $0.001 par value; 700,000,000 shares authorized; 69,341,227 and 69,181,047 shares outstanding as of June 30, 2024 and December 31, 2023, respectively	117	117
Paid-in capital	554,962	553,319
Accumulated deficit	(174,201)	(185,889)
Total stockholders’ equity	380,878	367,547
Total Liabilities and Stockholders’ Equity	$390,034	$400,904

GATOS SILVER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in thousands, except for share data)	2024	2023	2024	2023
Expenses
Exploration	$44	$—	$75	$26
General and administrative	7,872	6,127	14,835	11,663
Amortization	3	34	7	71
Total expenses	7,919	6,161	14,917	11,760
Other income
Equity income in affiliates	14,526	1,474	21,814	6,485
Interest expense	—	(183)	—	(347)
Interest income	1,117	126	1,884	287
Other income	1,561	1,151	3,079	2,577
Other income	17,204	2,568	26,777	9,002
Income (loss) before taxes	9,285	(3,593)	11,860	(2,758)
Income tax expense	129	—	172	—
Net income (loss) and comprehensive income (loss)	$9,156	$(3,593)	$11,688	$(2,758)
Net income (loss) per share:
Basic and diluted	$0.13	$(0.05)	$0.17	$(0.04)
Weighted average shares outstanding:
Basic	69,217,512	69,162,223	69,199,280	69,162,223
Diluted	71,096,361	69,162,223	70,793,043	69,162,223

GATOS SILVER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six months ended June 30,
(US$ in thousands)	2024	2023
OPERATING ACTIVITIES
Net income (loss) and comprehensive income (loss)	$11,688	$(2,758)

Adjustments to reconcile net income to net cash provided (used) by operating activities:
Amortization	7	71
Stock-based compensation expense	3,295	1,205
Equity income in affiliates	(21,814)	(6,485)
Deferred tax recovery	57	—
Other	60	—
Distributions received from affiliate	38,500	—

Changes in operating assets and liabilities:
Receivables from related-parties	405	(389)
Accounts payable and other accrued liabilities	(26,338)	(648)
Other current assets	21,075	1,139
Net cash provided (used) by operating activities	26,935	(7,865)

INVESTING ACTIVITIES
Net cash used by investing activities	—	—

FINANCING ACTIVITIES
Proceeds from exercise of stock options	111	—
Lease payments	(54)	—
Net cash used by financing activities	(57)	—
Net increase (decrease) in cash and cash equivalents	26,992	(7,865)
Cash and cash equivalents, beginning of period	55,484	17,004
Cash and cash equivalents, end of period	$82,476	$9,139

Interest paid	$11	$364
Interest earned	$1,884	$287

LOS GATOS JOINT VENTURE

COMBINED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
(US$ in thousands)	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$45,523	$34,303
Receivables	12,559	12,634
Inventories	15,782	16,397
VAT receivable	12,781	12,610
Income tax receivable	13,580	20,185
Other current assets	2,652	1,253
Total current assets	102,877	97,382
Non-Current Assets
Mine development, net	231,138	234,980
Property, plant and equipment, net	161,171	171,965
Deferred tax assets	2,783	9,568
Total non-current assets	395,092	416,513
Total Assets	$497,969	$513,895
LIABILITIES AND OWNERS’ CAPITAL
Current Liabilities
Accounts payable and accrued liabilities	$47,293	$38,704
Related party payable	192	560
Total current liabilities	47,485	39,264
Non-Current Liabilities
Lease liability	172	208
Asset retirement obligation	12,027	11,593
Deferred tax liabilities	3,681	3,885
Total non-current liabilities	15,880	15,686
Owners’ Capital
Capital contributions	400,638	455,638
Paid-in capital	18,186	18,186
Retained earnings (accumulated deficit)	15,780	(14,879)
Total owners’ capital	434,604	458,945
Total Liabilities and Owners’ Capital	$497,969	$513,895

LOS GATOS JOINT VENTURE

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
(US$ in thousands)	2024	2023	2024	2023
Revenue	$94,198	$58,259	$166,416	$128,124
Expenses
Cost of sales	31,956	25,821	62,727	51,809
Royalties and duties	713	308	1,043	726
Exploration	1,601	657	2,972	1,120
General and administrative	4,089	4,402	8,374	8,338
Depreciation, depletion and amortization	20,821	22,027	41,077	42,846
Total expenses	59,180	53,215	116,193	104,839

Other expense (income)
Accretion expense	218	296	435	593
Interest expense	554	15	749	141
Interest income	(270)	(555)	(543)	(555)
Other expense	653	43	648	31
Foreign exchange loss (gain)	832	(242)	956	(1,070)
	1,987	(443)	2,245	(860)

Income before taxes	33,031	5,487	47,978	24,145
Income tax expense	12,544	4,741	17,319	10,698
Net income and comprehensive income	$20,487	$746	$30,659	$13,447

LOS GATOS JOINT VENTURE

COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six months ended June 30,
(US$ in thousands)	2024	2023
Cash flows from operating activities:
Net income and comprehensive income	$30,659	$13,447
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	41,077	42,846
Accretion	435	593
Deferred taxes	6,691	5,453
Unrealized gain on foreign currency rate change	1,016	(55)
Other	—	(7)

Changes in operating assets and liabilities:
VAT receivable	(442)	5,828
Receivables	75	20,910
Inventories	178	(400)
Other current assets	(1,404)	(1,281)
Income tax receivable	4,912	(2,459)
Accounts payable and other accrued liabilities	8,978	(10,884)
Payables to related parties	(367)	374
Net cash provided by operating activities	91,808	74,365

Cash flows from investing activities:
Mine development	(21,071)	(18,597)
Purchase of property, plant and equipment	(4,486)	(8,718)
Materials and supplies inventory	—	1,323
Net cash used by investing activities	(25,557)	(25,992)

Cash flows from financing activities:
Equipment loan and lease payments	(31)	(503)
Capital distributions	(55,000)	—
Net cash used by financing activities	(55,031)	(503)

Net Increase in cash and cash equivalents	11,220	47,870
Cash and cash equivalents, beginning of period	34,303	34,936
Cash and cash equivalents, end of period	$45,523	$82,806
Interest paid	$419	$132
Interest earned	$543	$555